Exhibit 5.1

9275 W. Russell Road, Suite 240 Las Vegas, Nevada 89148 PH (702) 692-8000 | FX (702) 692- 8099 fennemorelaw.com

June 20, 2025

CleanCore Solutions, Inc.

5920 South 118th Circle

Omaha, Nebraska 68137

Re:	CleanCore Solutions, Inc./Registration Statement on Form S-3 (File No. 333-287241)

Ladies and Gentlemen:

We have acted as special Nevada counsel to Asset Entities Inc., a Nevada corporation (the “Company”), in connection with the issuance and sale by the Company of shares of the Company’s Class B common stock, $0.0001 par value per share (the “Common Stock”), having an aggregate offering price of up to $8,500,000 (the “Placement Shares”), to be issued from time-to-time at the election of the Company under that certain Sales Agreement dated June 20, 2025 (the “Agreement”) between the Company and Curvature Securities, LLC (the “Sales Agent”).

The Shares are being registered under the above-referenced Registration Statement (the “Registration Statement”) as filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), including the base prospectus forming a part of such Registration Statement dated May 13, 2025 (the “Base Prospectus”), and the prospectus supplement thereto dated June 20, 2025 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”).

For purposes of these opinions, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(a) the Registration Statement;

(b) the Prospectus;

(c) the Agreement;

(d) the Articles of Incorporation of the Company as filed with the Secretary of State of Nevada on August 23, 2022, as amended by Certificates of Amendment as filed with the Secretary of State of the State of Nevada on August 24, 2022 and November 21, 2022 (collectively, the “Articles of Incorporation”);

(e) Bylaws of the Company as adopted on August 24, 2022; and

CleanCore Solutions, Inc.

June 20, 2025

(f) resolutions of the Board of Directors and such other matters as relevant related to the (i) approval of the Agreement and authorization of the Company to execute, deliver, and perform its obligations under the Agreement and (ii) such other matters as relevant.

We have also examined such other corporate documents, records, certificates, and instruments (collectively with the documents identified in (a) through (f) above, the “Documents”) as we deem necessary or advisable to render the opinions set forth herein.

In our examination, we have assumed:

(a) the legal capacity and competency of all natural persons executing the Documents;

(b) the genuineness of all signatures on the Documents;

(c) the authenticity of all Documents submitted to us as originals, and the conformity to original documents of all Documents submitted to us as copies or forms;

(d) that the parties to such Documents, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder;

(e) that the Agreement is enforceable in accordance with its terms;

(f) that at the time of issuance of any Placement Shares, the Company validly exists and is duly qualified and in good standing under the laws of Nevada; and

(g) other than with respect to the Company, the due authorization by all requisite action, corporate or other, the execution and delivery by all parties of the documents, and the validity and binding effect thereof on such parties.

We have relied upon the accuracy and completeness of the information, factual matters, representations, and warranties contained in such Documents. We note that the Company has reserved, and assume that it will continue to reserve, sufficient authorized shares of its Common Stock to allow for the issuance of its shares of Common Stock upon sale of the Placement Shares.

Based on the foregoing and in reliance thereon, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Placement Shares have been duly authorized, and when issued against payment therefor as set forth in the Agreement will be validly issued, fully paid, and non-assessable.

The opinions expressed herein are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any changes in applicable law that may come to our attention after the date the Registration Statement is declared effective.

CleanCore Solutions, Inc.

June 20, 2025

While certain members of this firm are admitted to practice in certain jurisdictions other than Nevada, in rendering the foregoing opinions we have not examined the laws of any jurisdiction other than Nevada. Accordingly, the opinions we express herein are limited to matters involving the laws of the State of Nevada (other than the securities laws and regulations of the State of Nevada, as to which we express no opinion). We express no opinion regarding the effect of the laws of any other jurisdiction or state, including any securities laws related to the issuance and sale of the Shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and we consent to the reference of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus Supplement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Fennemore Craig, P.C.

FENNEMORE CRAIG, P.C.

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